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                                                     CAMCO FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                                             814 Wheeling Avenue
                                                                    P.O. Box 708
                                                      Cambridge, Ohio 43725-0708
                                                             Phone: 614-432-5641
                                                               Fax: 614-432-6107


                                   NEW RELEASE

                                  JULY 28, 1997

                              FOR IMMEDIATE RELEASE
                              ---------------------

Larry A. Caldwell                                 John T. Baker
President and CEO                                 President and CEO
Camco Financial Corporation                       GF Bancorp, Inc.
814 Wheeling Avenue                               1 North Plum Street
Cambridge, OH  43725                              Germantown, OH  45327
(614) 432-5641                                    (937) 855-4125

                         CAMCO FINANCIAL CORPORATION AND
                   GF BANCORP, INC. SIGN DEFINITIVE AGREEMENT

     Cambridge, Ohio - Camco Financial Corporation (Nasdaq National Market "CAFI") and GF Bancorp, Inc. (Nasdaq Bulletin Board "GNPI") jointly announced today the signing of a definitive agreement for the acquisition of GF Bancorp by Camco. Headquartered in Cambridge, Ohio, Camco specializes in community banking, mortgage banking, and title services through offices in Ohio, Kentucky and West Virginia. GF Bancorp, parent company of Germantown Federal Savings Bank, has offices in Germantown and New Lebanon, Ohio. Germantown Federal Savings Bank will be merged into First Federal Savings Bank of Washington Court House, a wholly-owned subsidiary of Camco Financial Corporation.

     Under the terms of the agreement, Camco will exchange 1.616 shares (the "Exchange Ratio") of its common stock for each of the 292,958 outstanding shares of GF Bancorp stock,


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                   [CAMCO FINANCIAL CORPORATION LETTERHEAD]


subject to possible adjustment. Based on Camco's closing price of $18.75 on July 25, 1997 and assuming the exercise of all of GF Bancorp's outstanding options, the transaction would be valued at $30.30 per share of GF Bancorp stock, or approximately $9.7 million.

     The merger, which will be accounted for as a pooling of interests, is expected to be consummated no later than the first quarter of 1998, pending approval by GF Bancorp's shareholders, regulatory approval and other customary conditions of closing. The transaction is expected to be a "tax-free" reorganization for federal income tax purposes.

     If the average of the daily average between the closing bid and asked prices of Camco for the twenty consecutive trading days ending three trading days prior to closing (the "Average Price") is above $20.99, the Exchange Ratio will be adjusted downward to give an equivalent value of $33.93 per GF Bancorp share. If the Average Price of Camco is below $15.51 per share, the Exchange Ratio will be adjusted upward to give an equivalent value of $25.08 per GF Bancorp share. If Camco's Average Price is above $23.73, GF Bancorp will have the right to terminate the agreement. If the Average Price of Camco is below $12.78 per share, the agreement terminates.

     At March 31, 1997, GF Bancorp had total assets of $48.1 million, deposits of $40.4 million and shareholders' equity of $6.4 million. GF Bancorp reported net income of $116,000 or $0.39 per share for the quarter ended March 31, 1997, with an annualized return on assets of 0.97% and an annualized return on shareholders' equity of 7.26%.


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                   [CAMCO FINANCIAL CORPRATION LETTERHEAD]



     At March 31, 1997, Camco had total assets of $472.4 million, deposits of $363.6 million and shareholders' equity of $45.8 million. Camco reported net income of $1.2 million or $0.39 per share for the quarter ended March 31, 1997 with an annualized return on assets of $1.00% and a annualized return on shareholder's equity of 10.41%.

     Larry A. Caldwell, President and Chief Executive Officer of Camco Financial Corporation, stated, "We are very pleased to announce this merger with GF Bancorp. This acquisition is consistent with our previous stated growth plans and provides Camco an opportunity to expand into another attractive Ohio market. We look forward to welcoming Germantown's customers into Camco's growing family of banks."

     John T. Baker, President and Chief Executive Officer of GF Bancorp, Inc., stated, "We believe that this transaction will benefit our shareholders, customers and employees. Having Camco stock will enhance the liquidity for our shareholders. Camco is one of Ohio's premier community financial institutions and offers a broad array of products that meet the needs of our customers. Also, our employees will have the opportunity to grow and prosper as part of a larger and more rapidly growing company. As part of the Camco Financial family of banks we will be in a stronger competitive position in the years ahead."

     McDonald & Company Securities, Inc., is serving as GF Bancorp's financial advisor and has delivered a fairness opinion to its Board of Directors. National Capital Companies, LLC is serving as Camco's financial advisor and has delivered a fairness opinion to its Board of Directors.


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          CAMCO FINANCIAL CORPORATION'S ACQUISITION OF GF BANCORP, INC.

                               SUMMARY FACT SHEET

ANNOUNCEMENT DATE:    July 28, 1997

DEAL STRUCTURE:       Pooling of interests
                      Tax-Free exchange
                      Due diligence completed
                      Definitive agreement signed
                      $250,000 break-up fee

TERMS: 1.616 Shares of CAFI common for each share of GNPI, subject to adjustment in the event that the Average Price of CAFI is greater than $23.73 or less than $15.51 during a period prior to closing.

TIMING: Subject to normal regulatory approval and approval by GF Bancorp's shareholders.
                      Closing expected in first quarter of 1998.

PRICING:              Purchase Price per share            (A)     $30.30
                      Price to book value (3/31/97)               $138.7%
                      Price to trailing EPS (3/31/97)     (B)     23.7x
                      CAFI shares issued (000)            (C)     518,259
                      Estimated transaction value                 $9.7 million

                  (A) Based upon the closing price of CAFI of $18.75 on June 25,
                      1997.
                  (B) Adjusted for after-tax one-time SAIF adjustment of
                      $177,897.
                  (C) Assumes exercise of GNPI's 27,747 outstanding options.

TRANSACTION RATIONALE:

- Logical contiguous expansion into complementary market.

- CAFI will have the opportunity to enhance Germantown's net interest margin and noninterest income.

- CAFI's growth potential will enable it to effectively utilize Germantown's excess capital.

- With the planned operating expense savings from the immediate integration of Germantown Federal Savings Bank into First Federal of Washington Court House, as well as the expected revenue enhancements, Camco projects the transaction will be neutral to earnings per share in the first year following the acquisition.


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          CAMCO FINANCIAL CORPORATION'S ACQUISITION OF GF BANCORP, INC.

                          PRO FORMA COMBINED FACT SHEET

                                 MARCH 31, 1997

                        ($ IN THOUSANDS EXCEPT PER SHARE)

                                              CAFI         GNPI      PRO FORMA
Total Assets                               $ 472,430     $48,122     $ 520,552
Loans receivable - net                       394,532      32,524       427,056
Deposits                                     363,558      40,369       403,927
Shareholders' equity                          45,789       6,399        52,188
Equity/assets                                   9.69%      13.30%        10.03%

Return on average assets(A)                     1.00%       0.97%         1.00%
Return on average equity(A)                    10.41%       7.26%        10.02%

Nonperforming assets to assets                  0.68%       0.35%         0.65%
Loan loss reserves to nonperforming loans       40.3%       76.1%         42.1%

Shares outstanding                         3,061,520     292,958     3,534,940
Book value per share                       $   14.96     $ 21.84     $   14.76

Market capitalization ($ millions)(B)      $    57.4     $  4.9      $    66.3

(A) Quarter ended March 31, 1997. Pro forma numbers do not include merger synergies.

(B) Based upon the closing prices on July 25, 1997.